UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2016

SONOCO PRODUCTS COMPANY

Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.07. Submission of Matters to a Vote of Security Holders.
The Company’s annual meeting of shareholders was held on April 20, 2016. The following matters, as described more fully in the Company’s Proxy Statement, were voted on by the shareholders at this meeting:

(1)	Election of Directors. The following directors were elected:

		VOTES
	Term	For	Withheld	Broker Non- Votes
J. R. Haley	3 years	64,143,994	18,090,917	11,631,439
R. G. Kyle	3 years	64,157,703	18,077,208	11,631,439
M. J. Sanders	3 years	64,141,604	18,093,307	11,631,439
T. E. Whiddon	3 years	46,955,875	35,279,036	11,631,439

(2)
Selection of Independent Registered Public Accounting Firm. Selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016 was ratified. The shareholders voted 91,625,103 for and 2,174,278 against ratification, with 66,969 votes abstaining and no broker non-votes.

(3)
Say on Pay. The advisory (non-binding) shareholder resolution on Executive Compensation was approved. The shareholders voted 79,920,618 for and 1,850,233 against the resolution, with 464,060 votes abstaining and 11,631,439 broker non-votes.

(4)
Declassification of Board: The proposal relating to amending the Company's Articles of Incorporation to declassify the Board of Directors and elect all directors annually was not approved. South Carolina law requires the affirmative vote of two-thirds of the outstanding shares to amend  the Company's Articles of Incorporation. The shareholders voted 60,174,179 for and 21,578,278 against the resolution, with 482,454 votes abstaining and 11,631,439 broker non-votes. A total of 67,333,496 votes for the proposal was required for passage.

The advisory (non-binding) shareholder proposal regarding proxy access was not voted on because it was not presented at the meeting in accordance with the Company’s By-laws. The votes submitted prior to the meeting were 24,672,398 for and 56,948,615 against the resolution, with 613,898 votes abstaining and 11,631,439 broker non-votes.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: April 22, 2016	By:	/s/ Barry L. Saunders
Barry L. Saunders
Senior Vice President and Chief Financial Officer